Exhibit 107.1

Form S-8

(Form Type)

VIRIDIAN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, to be issued under the Viridian Therapeutics, Inc. Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”)	Other(2)	2,000,000	$18.06(2)	$36,120,000(2)	$110.20 per $1,000,000	$3,980.42

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to Stock Option Inducement Awards granted on April 3, 2023	Other(3)	350,000	$25.43(3)	$8,900,500(3)	$110.20 per $1,000,000	$980.84

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to Stock Option Inducement Awards granted on May 1, 2023	Other(3)	96,000	$28.64(3)	$2,749,440(3)	$110.20 per $1,000,000	$302.99

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to Stock Option Inducement Awards granted on June 1, 2023	Other(3)	315,000	$24.50(3)	$7,717,500(3)	$110.20 per $1,000,000	$850.47

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on July 5, 2023	Other(3)	101,000	$24.31(3)	$2,455,310(3)	$110.20 per $1,000,000	$270.58

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to a Stock Option Inducement Award granted on August 1, 2023	Other(3)	140,000	$18.65(3)	$2,611,000(3)	$110.20 per $1,000,000	$287.73

Total Fee Offsets							$0.00

Net Fee Due							$6,673.03

(1)

Represents 2,000,000 shares of common stock (“Common Stock”) of Viridian Therapeutics, Inc. (the “Registrant”) issuable pursuant to the 2016 Plan, 350,000 shares of common stock of the Registrant issuable pursuant to the Stock Option Inducement Awards granted on April 3, 2023, 96,000 shares of common stock of the Registrant issuable pursuant to the Stock Option Inducement Awards granted on May 1, 2023, 315,000 shares of common stock of the Registrant issuable pursuant to the Stock Option Inducement Awards granted on June 1, 2023, 101,000 shares of common stock of the Registrant issuable pursuant to the Stock Option Inducement Awards granted on July 5, 2023, and 140,000 shares of common stock of the Registrant issuable pursuant to the Stock Option Inducement Awards granted on August 1, 2023. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Common Stock of the Registrant in respect of the securities identified in the above table that may become issuable through the 2016 Plan and each of the Stock Option Inducement Awards as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock of the Company on The Nasdaq Capital Market on August 3, 2023, within five business days prior to filing.

(3)	Based on the exercise price on the date of grant.